Exhibit 99.1

Feldman Financial Advisors, Inc.

8804 Mirador Place

McLean, VA 22102

(202) 467-6862

January 15, 2021

Confidential

Board of Directors

Mineola Community Mutual Holding Company

215 West Broad Street

Mineola, Texas 75773

Members of the Board:

This letter sets forth the Agreement (“Agreement”) between Mineola Community Mutual Holding Company (the “Company”) and Feldman Financial Advisors, Inc. (“FFA”), whereby the Company has engaged FFA to provide an independent appraisal of the estimated aggregate pro forma market value (the “Valuation”) of the shares of common stock that are to be issued and sold by a newly formed stock holding company in connection with the conversion (“Conversion”) of the Company from the mutual holding company form of organization to the full stock form.

FFA agrees to deliver the Valuation, in a written report, to the Company at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as are necessary or required of the independent appraiser in connection with comments from the Company’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by the Company’s regulatory authorities and prior to the time the Conversion is completed. If requested, FFA will assist the Company in responding to all regulatory inquiries regarding the Valuation and will also assist the Company at all meetings with the regulatory authorities concerning the Valuation.

The Company agrees to pay FFA a professional consulting fee of $40,000 for FFA’s appraisal services related to the preparation of the initial appraisal report. Any necessary appraisal updates will be subject to an additional fee of $7,500 per updated appraisal required in conjunction with the Conversion. The Company also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These reimbursable expenses shall not exceed $5,000 in the aggregate without the prior authorization of the Company. Reimbursable expenses for any travel accommodations, copying, report reproduction, data materials, and express mail delivery shall be paid to FFA as incurred and billed. Payment of the professional consulting fees shall be made according to the following schedule:

•	$ 7,500 upon execution of this Agreement to engage FFA’s appraisal services;
•	$32,500 upon delivery of the initial appraisal report to the Company; and,
•	$ 7,500 upon delivery of each updated appraisal report to the Company.

Feldman Financial Advisors, Inc.

Board of Directors
Mineola Community Mutual Holding Company
January 15, 2021
Page 2

If, during the course of the Conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this Agreement shall be subject to renegotiation by the Company and FFA. Such unforeseen events shall include, but not be limited to, material changes in regulations governing the Conversion, material changes in mutual-to-stock appraisal guidelines or processing procedures as administered by the relevant regulatory authorities, significant changes in the Company’s management or operating policies, and excessive delays or suspension of processing of the Conversion.

In the event the Company shall for any reason discontinue the Conversion prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $32,500, the Company agrees to compensate FFA according to FFA’s standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $40,000 plus reimbursable expenses, less credit for payment of the initial fee of $7,500.

In order to induce FFA to render the aforesaid services, the Company agrees to the following:

1.	The Company agrees to supply FFA such information with respect to the Company’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings, material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.	The Company hereby represents and warrants to FFA (i) that to its best knowledge, any information provided to FFA by or on behalf of the Company will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that the Company will not use the product of FFA’s services in any manner, including in a proxy or offering circular, in connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

Feldman Financial Advisors, Inc.

Board of Directors
Mineola Community Mutual Holding Company
January 15, 2021
Page 3

3.	Any valuations or opinions issued by FFA may be included in its entirety in any communication by the Company in any regulatory application, proxy statement, or offering prospectus; provided that such valuation or opinion may not be disclosed in the prospectus, nor reproduced and distributed, nor may FFA be referred to in the prospectus without FFA’s prior written consent.

4.	FFA’s Valuation will be based upon the Company’s representation that the information contained in the Conversion application and additional information furnished to us by the Company and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by the Company and its independent auditors, nor will FFA independently value the assets or liabilities of the Company. The Valuation will consider the Company only as a going concern and will not be considered as an indication of the liquidation value of the Company.

5.	FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.	The Company agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities, and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities, and expenses are found to have resulted primarily from FFA’s gross negligence, bad faith or willful misconduct. No termination, completion, or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this Agreement, it shall notify the Company as soon as possible. The Company will attempt to resolve the claim. In the event the Company is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim.

Feldman Financial Advisors, Inc.

Board of Directors
Mineola Community Mutual Holding Company
January 15, 2021
Page 4

7.	The Company and FFA are not affiliated, and neither the Company nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts, or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities laws, and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Application for Conversion or Securities and Exchange Commission and blue sky filings or customary references thereto in applications, filings, proxy statements, and prospectuses.

Please acknowledge your concurrence with the foregoing by signing as indicated below and returning to FFA a signed copy of this Agreement and the initial retainer fee of $7,500.

Yours very truly,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman
President

Agreed to and Accepted by:

Mineola Community Mutual Holding Company

By:	/s/ James H. Herlocker, III

Title:	President

Date:	January 15, 2021